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                                                                    Exhibit 23.3



               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS



We consent to the incorporation by reference in this Registration Statement (Form S-8) of The Learning Company Inc. pertaining to the Second Amended and Restated 1986 Employee and Consultant Stock Option Plan of Broderbund Software, Inc. and the 1996 Employee and Consultant Stock Option Plan of Broderbund Software, Inc. of our report dated October 3, 1997, with respect to the consolidated financial statements and schedule of Broderbund Software Inc. included in its Annual Report (Form 10-K) for the year ended August 31, 1997, filed with the Securities and Exchange Commission.


                                             /s/ Ernst & Young LLP

Palo Alto, California
November 6, 1998